                                                                       EXHIBIT C

                                  AGREEMENT TO
                            TERMINATE LEASE OF RIGHTS

         THIS AGREEMENT is made this 22nd day of January, 2001, by and between Synovus Trust Company (successor to trust powers of Columbus Bank and Trust Company), as trustee of the three separate trusts created under Item VI of the will of W. C. Bradley, dated June 22, 1945, for the benefit of William B. Turner, Sarah T. Butler, and Elizabeth T. Corn, respectively (the "600 Series Trusts"), and TB&C Bancshares, Inc., a Georgia corporation ("TB&C").

                              BACKGROUND STATEMENT

         On March 2, 1995, TB&C entered into a Lease of Rights (the "Lease") with the 600 Series Trusts, under which the 600 Series Trusts leased to TB&C the rights to vote the shares of Synovus Financial Corp. owned by the 600 Series Trusts in exchange for quarterly lease payments. The initial five-year term of the Lease (from March 2, 1995, to March 1, 2000) was extended by TB&C for an additional five-year term. On January 17, 2001, TB&C paid $117,865.27 to each of the 600 Series Trusts, representing a quarterly payment for the quarter beginning December 2, 2000, and ending March 1, 2001. TB&C and the 600 Series Trusts have mutually agreed that it is now in the best interests of the parties that the Lease be canceled and terminated.

                                    AGREEMENT

         In consideration of the foregoing premises and of the mutual promises made herein, the parties hereto agree as follows:

         1. The Lease is hereby canceled and terminated, effective on January 22, 2001 (the "termination date").

         2. Upon the termination date, (i) TB&C shall return to the 600 Series Trusts the stock powers executed by the 600 Series Trusts pursuant to section 4(a) of the Lease, and (ii) each of the 600 Series Trusts shall refund to TB&C the amount of $51,074.95, representing the pro rata share of the amount for the period beginning on the termination date and ending March 1, 2001, for which payment was previously made by TB&C. Thereafter, the 600 Series Trusts may have the certificates representing the shares of Synovus Financial Corp. stock that have been subject to the Lease reissued without the legend that was placed on the certificates pursuant to section 4(b) of the Lease.

         3. The parties hereto agree that the payments of $117,865.27 made by TB&C to


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each of the 600 Series Trusts on January 17, 2001, less the refunds under section 2 above, constitute full payment for rights to vote the 13,311,843 identified shares of Synovus Financial Corp. stock for the period ending on the termination date, and that no additional payments shall be made prior to or subsequent to the termination date, nor shall any additional refund or rebate of payments be made.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the day date first above written.

                                    TB&C BANCSHARES, INC.


                                    By: /s/ William B. Turner
                                       -----------------------------------------
                                       William B. Turner, President
Attest:

/s/ Robert H. Wright, Jr.
---------------------------
Robert H. Wright, Jr.
Assistant Secretary

[CORPORATE SEAL]

                                    SYNOVUS TRUST COMPANY, as Trustee of the three separate trusts created under Item VI of the Will of W. C. Bradley, dated June 22, 1945, for the benefit of William B. Turner, Sarah T. Butler, and Elizabeth T. Corn


                                    By: /s/ Teddie L. Ussery
                                       -----------------------------------------
                                       Teddie L. Ussery, Senior Vice President
Attest:

/s/ Jeff W. Gordon
----------------------------

Title: Vice President
       ---------------------

[CORPORATE SEAL]


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